Exhibit 99(h)(ix)

ADMINISTRATIVE SERVICE AGREEMENT

This ADMINISTRATIVE SERVICE AGREEMENT (“Agreement”) is made and entered into as of this 30th day of June 2004, by and among The Merger Fund VL, an open-end management investment company organized as a statutory trust under the laws of the State of Delaware (the “Fund”); Westchester Capital Management, Inc., a corporation organized under the laws of the State of New York a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and investment adviser to the Fund (the “Adviser”); The Travelers Insurance Company, and The Travelers Life and Annuity Company, both Connecticut Corporations (collectively, the “Company”), on its own behalf and on behalf of each segregated asset account of the Company named on Schedule C hereto as may be amended from time to time (each such account hereinafter referred to as the “Account”).

WHEREAS, the Fund engages in business as an open-end management investment company and was established for the purpose of serving as the investment vehicle for separate accounts established for variable life insurance contracts and variable annuity contracts to be offered by insurance companies; and

WHEREAS, the Company desires to provide certain shareholder services to certain owners of variable life insurance contracts and variable annuity contracts issued by the Company (“Owners”) in connection with their indirect investment in the series of the Fund listed on Schedule A, as such Schedule may be amended from time to time, hereto (each a “Portfolio”);

THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the parties agree as follows:

1.	Services of the Company

    (a)  The Company shall provide any combination of the following support services, as agreed upon by the parties from time to time, to Owners who invest in the Portfolios:

printing and delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials related to the Portfolios to existing Owners;

providing facilities to answer questions from existing Owners about the Portfolios; receiving and answering correspondence; providing information to the Fund and/or the Adviser and to Owners with respect to shares of the Portfolios attributable to Owner accounts; complying with federal and state securities laws pertaining to the sale of shares of the Portfolios; and

assisting Owners in completing application forms and selecting account options.

    (b)  The Company will provide such office space and equipment, telephone facilities, and personnel as may be reasonably necessary or beneficial in order to provide such services to Owners.

    (c)  The Company will furnish to the Fund, the Adviser or their designees such information as the Fund and/or the Adviser may reasonably request, and will otherwise cooperate with the Fund and/or the Adviser in the preparation of reports to the Fund’s Board of Directors concerning this Agreement, as well as any other reports or filing that may be required by law.

2.	Maintenance of Records

    Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services described herein. Upon the reasonable request of the Fund and/or the Adviser, the Company will provide the Fund, the Adviser or the representative of either, copies of all such records.

3.	Compliance with Law

    At all times, the Company shall comply with all laws, rules and regulations applicable to it by virtue of entering into the Agreement. At all times, the Fund and the Adviser shall comply with all laws, rules and regulations applicable to it by virtue of entering into this Agreement.

4.	Relationship of Parties

    It is understood and agreed that all services performed hereunder by the Company shall be as an independent contractor and not as an employee or agent of the Fund, the Adviser or any of the Portfolios, and neither of the parties shall hold itself out as an agent of the other party with the authority to bind such party.

5.	Expenses

    The Company or its affiliates shall bear all expenses of delivering prospectuses, statements of additional information, shareholder reports, proxy statements and marketing materials relating to the Fund to existing Owners and of providing services to Owners set forth in Section 1 of this Agreement.

6.	Compensation

    The Fund shall pay the Company for the services to be provided by the Company under this Agreement in accordance with, and in the manner set forth in, Schedule B hereto, as such Schedule may be amended from time to time.

7.	Representations, Warranties and Agreements

    (a)  Each party represents and warrants that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation, or other entity.

    (b)  The Company represents and warrants that:

        (i)  it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

        (ii)  if and to the extent required by applicable law, the arrangement provided for in this Agreement, including the amount of the fee received by the Company, will be timely disclosed to the Owners;

        (iii)  the execution, performance and delivery of this Agreement will not result in it violating, breaching or otherwise impairing any judgment, order or contractual obligation to which it is subject;

        (iv)  the Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms; and

    (c)  Fund and Adviser represents and warrants that:

        (i)  it is registered as an investment adviser under the investment advisers Act of 1940, as amended (“Advisers Act”);

        (ii)  it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

        (iii)  the Agreement constitutes a legal, valid and binding obligation, enforceable against them in accordance with its terms;

        (iv)  the execution, performance and delivery of the Agreement will not result in them violating, breaching or otherwise impairing any judgment, order or contractual obligation to which it is subject; and

         (v)  the payment of the fees to the Company by the Fund for performance of the duties and the provision of services by the Company as described as provided in this Agreement will not violate federal or state securities laws, or any other applicable law.

8.	Termination

    (a)  Unless sooner terminated with respect to any Portfolio, this Agreement will continue with respect to a Portfolio until terminated.

    (b)  This Agreement may be terminated with respect to any Portfolio by the Fund, the Adviser or by the Company without penalty, upon sixty (60) days’ prior written notice to the other party.

    (c)  Sections 7, 12 and 15 shall survive termination of this Agreement.

9.	Assignment

    The Agreement may not be assigned (as that term is defined by the Advisers Act) by either party without the prior written consent of the other party, except that the Fund and/or the Adviser may assign this Agreement to any entity controlling, controlled by or under common control with the Fund and/or the Adviser without the consent of the Company.

10.	Non-Exclusivity

    Each of the parties acknowledges and agrees that this Agreement and the arrangement described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

11.	Notices

    All notices and other communications to either the Company, the Fund or the Adviser will be duly given if mailed, telegraphed or telecopied to the address set forth below, or at such other address as either party may provide in writing to the other party.

If to the Company:

Travelers Life & Annuity Company One Cityplace Hartford, Connecticut 06103 Attn: General Counsel

If to the Fund:

The Merger Fund VL 100 Summit Lake Drive Valhalla, New York 10595 Attn: Bonnie Smith

If to the Adviser:

Westchester Capital Management, Inc. 100 Summit Lake Drive Valhalla, New York 10595 Attn: Bonnie Smith

12.	Confidentiality

    All parties agree to keep confidential all proprietary data, software, processes, information and documentation provided by the other party (collectively, the “Confidential

Information”), unless the party providing such information consents in writing to the disclosure of the Confidential Information, the Confidential Information is already in the public domain by no fault of either party to this Agreement, or the disclosure of the Confidential Information is required by law or by a governmental body or self-regulatory organization.

13.	Modification

    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement, and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by the parties hereto.

14.	Counterparts

    This Agreement may be executed in any number of counterparts which all together shall constitute one instrument.

15.	Governing Law; Severability

    This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut applicable to agreements fully executed and to be performed therein,

and without giving effect to the choice of law principals thereof.

IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

THE MERGER FUND VL By /s/Bonnie L. Smith Name: Bonnie L. Smith, Vice President Title:

WESTCHESTER CAPITAL MANAGEMENT, INC. By /s/ Bonnie L. Smith Name: Bonnie L. Smith, Vice President Title:

THE TRAVELERS INSURANCE COMPANY By /s/ Ernest J. Wright Name: Title:

THE TRAVELERS LIFE AND ANNUITY COMPANY By /s/ Ernest J. Wright Name: Title:

SCHEDULE A

PORTFOLIOS

THE MERGER FUND VL

SCHEDULE B

COMPENSATION

        The Company shall receive a fee from the Fund, accrued daily and paid on a monthly basis, calculated at an annual rate of 0.25% of each Portfolio’s average daily net assets attributable to shares of the Portfolio beneficially owned by Owners of the variable life and variable annuity polices offered through the Accounts. Such fee shall be payable beginning on the earlier of (i) two years from the date of this Agreement or (ii) the date when a Portfolio’s average daily net assets attributable to shares of the Fund beneficially owned by Owners of the variable life and variable annuity polices offered through the Accounts reaches $10 million.

SCHEDULE C

SEPARATE ACCOUNTS

The Travelers Insurance Company	The Travelers Life and Annuity Company
The Travelers Fund UL for Variable Life Insurance	The Travelers Fund UL II for Variable Life Insurance
The Travelers Fund UL III Variable Life Insurance